Exhibit 3.3

NAVIDEA BIOPHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF VOTING POWERS,
PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE
RIGHTS OF SERIES G REDEEMABLE PREFERRED STOCK

It is hereby certified that:

I.    The name of the corporation is Navidea Biopharmaceuticals, Inc. (the “Corporation”), a Delaware corporation.

II.    Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions, and relative rights of shares of Series G Redeemable Preferred Stock hereinafter designated as contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) of the Corporation permitting the issuance of said Series G Preferred Stock by resolution of the Board of Directors:

1.	Designation and Rank.

a.

Designation. The designation of such series of the Preferred Stock shall be the Series G Redeemable Preferred Stock, par value $.001 per share (the “Series G Preferred Stock”). The maximum number of shares of Series G Preferred Stock shall be Three Thousand Two Hundred Sixty (3,260) Shares.

b.

Rank. The Series G Preferred Stock shall rank prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Corporation which by their terms do not rank on a parity with or senior to the Series G Preferred Stock (“Junior Stock”). The Series G Preferred Stock shall be subordinate to and rank junior to the Series D Redeemable Convertible Preferred Stock and all indebtedness of the Corporation now or hereafter outstanding and shall rank equally and pari passu with the Series F Preferred Stock of the Company.

c.	Original Issuance Price. The “Original Issuance Price” for the Series G Preferred shall be $1,000 (One Thousand Dollars) per share

d.	Certificates. The shares of the Series G Preferred Stock shall be issued in book entry and not in physical certificates.

2.	Dividends.

a.

Each holder of Series G Preferred Stock, in preference and priority to the holders of Common Stock, shall be entitled to receive, with respect to each share of Series G Preferred Stock then outstanding and held by such holder of Series G Preferred Stock, dividends (“Series G Dividends”), commencing from July 1, 2022, at the rate of six percent (6%) per annum, compounded quarterly, of the Series G Stated Value. The Series G Dividends shall increase by one percent (1%) per annum every quarter to a max of twelve percent (12%) per annum. The “Series G Stated Value” shall be $1,000.00 per share, subject to equitable adjustments determined by the Corporation’s board of directors to account for stock splits, stock dividends or any reorganization, recapitalization, combination of shares or similar capital adjustment.

b.

In no event shall any dividend be paid or declared, other than dividends paid solely in shares of Common Stock, on the Common Stock or any other class of shares of the Company ranking junior to the Series G Preferred Stock, nor shall any distribution be made on the Common Stock or any other class of shares of the Company ranking junior to the Series G Preferred Stock, nor shall any Common Stock or any other class of shares of the Company ranking junior to the Series G Preferred Stock be purchased, redeemed, or otherwise acquired by the Company for value, unless all accrued and unpaid Series G Dividends shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

3.	Voting Rights. The Series G Preferred Stock shall have no voting rights, other than as set forth in Section 7.

4.	Liquidation Preference.

a.

In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series G Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus of any nature, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock, an amount equal to the Original Issuance Price plus any accrued and unpaid dividends thereon (the “Liquidation Preference Amount”). The liquidation payment with respect to each outstanding fractional share of Series G Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series G Preferred Stock. All payments for which this Section 4.a provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series G Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series G Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series G Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Corporation.

b.

A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall be, at the election of the holders of a majority of the Series G Preferred Stock, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4; provided, however, that any such transaction shall not be deemed to be a liquidation, dissolution or winding up unless such transaction is approved by the Board of Directors of the Corporation and the holders of the Series G Preferred Stock do not control the Board of Directors. In the event of the merger or consolidation of the Corporation with or into another corporation that is not treated as a liquidation pursuant to this Section 4.b, the Series G Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

c.

Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series G Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

5.	Redemption.

a.	Voluntary Redemption. The Company may elect to redeem the Series G Preferred at any time by providing the notice required by Section 5.b and by paying a redemption price equal to the sum of the Original Issuance Price per share and accrued and unpaid dividends (the “Redemption Price”), payable in cash or shares of Common Stock at their then fair market value, at the Company’s option.

b.

Procedure. Not less than forty-five (45) days prior to such date upon which the Corporation will exercise its rights under Section 5.a (the “Redemption Date”), the Corporation shall deliver written notice, via overnight courier, to each holder of record of the Series G Preferred Stock to be redeemed (at the close of business on the business day next preceding the day on which notice is given) at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s shares to be redeemed (the “Redemption Notice”). Each holder of Series G Preferred Stock to be redeemed shall surrender to the Corporation the shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such book entry statement as the owner thereof and such shares shall be cancelled. In the event less than all the shares held by any such holder are redeemed, a new book entry statement shall be issued representing the unredeemed shares.

c.

Effect of Redemption; Insufficient Funds. From and after a Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series G Preferred Stock designated for redemption in the Redemption Notice relating to such Redemption Date (except the right to receive the applicable Redemption Price without interest upon surrender of their shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series G Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series G Preferred Stock to be redeemed on such Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Series G Preferred Stock which are subject to redemption on such Redemption Date. The shares of Series G Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series G Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on a Redemption Date but which it has not redeemed.

d.

Interest. If any shares of Series G Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to eight percent (8%) (increased by one percent (1%) for each month following the Redemption Date until the applicable Redemption Price, and any interest thereon, is paid in full, not to exceed twelve percent (12%)), with such interest to accrue daily in arrears and be compounded monthly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”); provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. Accrued interest under this Section 5.d shall be paid in cash.

6.	Conversion. The holders of Series G Preferred Stock shall have no conversion rights.

7.

Vote to Change the Terms of Preferred Stock. In addition to any other requirements under applicable law, the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series G Preferred Stock, shall be required for any change to this Certificate of Designation or the Corporation’s Certificate of Incorporation that would amend, alter, change, waive or repeal any of the powers, designations, preferences and rights of the Series G Preferred Stock.

8.

Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing the shares of Series G Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of such certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

9.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series G Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series G Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10.	Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

11.

Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series G Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 10th day of April, 2022.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Michael S. Rosol, Ph.D
Name: Michael S. Rosol, Ph.D Title: Chief Medical Officer (principal executive officer)